Exhibit 99.1
For Immediate Release:

               COMPETITIVE TECHNOLOGIES COMPLIANCE PLAN
                           ACCEPTED BY AMEX

Fairfield, CT - (January 29, 2004) - Competitive Technologies, Inc. (AMEX: CTT) announced today that the American Stock Exchange (AMEX) has accepted CTT's plan to regain compliance with AMEX continued listing standards by the extension date of May 12, 2005

AMEX notified CTT on November 12, 2003 that CTT had fallen below
Section 1003(a)(ii) of the AMEX Company Guide for having shareholders' equity of less than $4 million and losses from continuing operations and/or net losses in three out of its four most recent fiscal years. CTT was afforded the opportunity to submit a plan of compliance to the AMEX and presented its plan on December 12, 2003.

To maintain its listing, CTT will be subject to periodic review by AMEX staff during the extension period. During this time CTT is required to make progress consistent with the plan and to regain compliance with the listing standards.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's other filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:          Johnnie D. Johnson, Strategic IR, Inc.
                              E-mail: jdjohnson@strategic-ir.com
                              Tel. (212) 754-6565; Fax (212) 754-4333
                              E-mail: ctt@competitivetech.net